SUBSCRIPTION AGREEMENT


          THIS SUBSCRIPTION AGREEMENT ("Agreement") is made as of the 29th day of December, 1995, by and between GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Investor"), MONTGOMERY WARD & CO., INCORPORATED, an Illinois corporation (the "Company"), MONTGOMERY WARD HOLDING CORP., a Delaware corporation ("Holdings"), and BERNARD F. BRENNAN ("Brennan").

          NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

          1.   Subscription for Shares.

               The Company agrees to sell to Investor, and Investor agrees to purchase from the Company, one-thousand seven hundred and fifty (1,750) shares of Series B Senior Preferred Stock of the Company (the "Shares"), issued pursuant to an Article of Amendment to the Articles of Incorporation (the "Articles of Amendment") of the Company as set forth in Exhibit A, (i) one-thousand (1,000) shares of Series B Senior preferred Stock of the Company for an aggregate purchase price of $98,250,000 and (ii) seven hundred and fifty (750) shares of Series B Senior Preferred Stock of the Company for an aggregate purchase price of $75,000,000.

          2.   Delivery and Payment.

               Delivery of and payment for the Shares (the
"Closing") shall occur simultaneously with the execution and delivery hereof. At the Closing:

               (a) the Company shall execute and deliver to Investor a certificate evidencing the Shares registered in the name of Investor; and

               (b) Investor shall pay to the Company, by wire transfer to an account designated by the Company, an amount equal to $173,250,000 for the Shares; and

               (c) the Company shall deliver to Investor the opinion of its counsel in the form of Exhibit B hereto.

          3.   Representations and Warranties of Investor.

               Investor represents and warrants to the Company
(which representations and warranties shall survive the purchase and sale of the Shares) that:

               (a) Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to enter into and perform this Agreement and to acquire the Shares.

               (b) The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary corporate action on the part of Investor. This Agreement has been duly and validly executed and delivered by Investor and constitutes the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms.

               (c) This execution, delivery and compliance with and performance of the terms and provisions of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, with notice,, lapse of time, or both, would constitute a default) under, or result in any violation of, (i) the certificate of incorporation or by-laws of Investor, (ii) any provision of any contract, agreement, indenture, note, bond, loan agreement, instrument, lien, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other binding understanding or arrangement ("Contract") to which Investor is a party or by which it is bound, or
          (iii) any order, judgment, decree, license, permit, statute, law, rule or regulation of any governmental body to which Investor is subject.

               (d) Investor is acquiring the Shares solely for investment for its own account and not for the benefit or account of any other person or entity and not with a view to the distribution of the Shares.

               (e)  Investor has had an opportunity to ask
          questions and receive answers from the Company and its representatives concerning the terms and conditions of this Agreement and to obtain any additional information which Investor has requested in order to adequately evaluate the merits and risks of its investment therein.

               (f) Investor understands that the Shares have not been registered under the Securities Act of 1933 (the "Act") or the securities laws of any other jurisdiction, and that Investor must bear the economic risk of its investment therein for an indefinite period of time because the Shares cannot be offered for sale or sold without compliance with the provisions of the Act and applicable state blue sky or securities laws.

               (g) Investor agrees that it will not sell, assign, transfer or otherwise dispose of all or any part of the Shares without complying with the provisions of the Act and all applicable state blue sky or securities laws, or any exemptions therefrom.

               (h) Investor understands that no federal or state agency has recommended or endorsed the purchase of the Shares or made any determination or finding as to the fairness of the provisions of this Agreement.

               (i) Investor acknowledges that neither the Company nor any person acting on its behalf has offered to sell the Shares to it by means of any form of general advertising.

               (j) Investor is an "Accredited Investor, " as that term is defined in Regulation D under the Act.

          4. Representations and Warranties of the Company and Holdings.

          The Company and Holdings represent and warrant to Investor (which representations and warranties shall survive the purchase and sale of the Shares) that:

               (a) The Company and Holdings are corporations duly organized, validly existing and in good standing under the laws of the States of Illinois and Delaware, respectively, and have all requisite corporate power and authority (i) to carry on their respective businesses as now being conducted, (ii) to own or lease all of the properties owned or leased by them and (iii) to enter into and perform this Agreement.

               (b) The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the authorization of the Articles of Amendment, have been duly authorized by all necessary corporate action on the part of the Company and Holdings, including the consent of the Company's stockholder. This Agreement has been duly and validly executed and delivered by the Company and Holdings and constitutes the legal, valid and binding obligation of the Company and Holdings, enforceable against the company and Holdings in accordance with its terms. The Articles of Amendment has been duly filed with the Secretary of State of the State of Illinois.

               (c) Upon the issuance of the Shares to Investor in accordance with the terms hereof, Investor will acquire good and marketable title to the Shares, free and clear of any lien, claim or encumbrance, and the Shares will be validly issued, fully paid and non-assessable.

               (d) The execution, delivery and compliance with and performance of the terms and provisions of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, with notice, lapse of time, or both, would constitute a default) under, or result in any violation of (i) the articles of incorporation of the Company or the certificate of incorporation of Holdings or the by-laws of either the Company or Holdings, (ii) any provision of any Contract to which the Company or Holdings is a party or is bound or (iii) any order, judgment, decree, license, permit, statute, law, rule or regulation of any governmental body (including applicable federal and state securities laws) to which the Company or Holdings is subject.

               (e) Except as set forth on Schedule 1 hereto, neither the Company nor any of its subsidiaries is a party to any agreement or note relating to indebtedness for money borrowed which specifically prohibits or limits Distributions (as defined in Section 5 of the terms of the Shares) on the Shares or which prohibits or limits dividends or other distributions with respect to its capital stock by an subsidiary of the Company to the Company or to such subsidiary's parent company (collectively, "Restricted Payments").

          5.   Covenants of Company

               (a) The Company agrees that so long as the Shares are outstanding, without the prior written consent of Investor, it shall not, nor shall it permit any of its subsidiaries to, amend, incur assume or enter into any agreement or note relating to indebtedness for money borrowed which would specifically prohibit or limit Distributions on the Shares or Restricted Payments in a manner more restrictive than the most restrictive provision (other than a change of the date from which consolidated net income is calculated and the related "FAS 106 Adjustment Factor" or "FAS 106 Restricted Payment Factor" set forth in the Restricted Payments provisions of the agreements listed in Schedule 1) contained in the agreements listed on Schedule 1 hereto. With respect to any subsidiary of the Company, a prohibition on Restricted payments by such subsidiary that does not include the $50,000,000 "basket" contained in the Restricted Payments provisions of the agreements listed in Schedule 1 hereto shall not be deemed to violate the covenant contained in this Section 5(a). The provisions of this Section 5(a) shall not apply to any limitation on Restricted Payments by a subsidiary that is not a U.S. subsidiary or a subsidiary whose principal business is dealing with, or the operation of, real estate.

               (b)  Financial and Business Information

                    (i) Quarterly Information. The Company agrees that so long as the Shares are outstanding, it will deliver to Investor, as soon as practicable after the end of each of the first three quarters of each fiscal year of the Company and of Holdings, and in any event within 60 days thereafter, one copy of an unaudited consolidated balance sheet of the Company as at the close of such quarter, and the related unaudited consolidated statements of income of the Company and of Holdings for such quarter and, in the case of the second and third quarters, for the portion of the fiscal year ending with such quarter and the related unaudited consolidated statements of cash flows of the Company and of Holdings for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year. Such financial statements shall be prepared by the Company and Holdings in accordance with GAAP (subject to normal year-end adjustments) and accompanied by the certification of the Company's and Holdings' chief executive officer, or chief financial officer or treasurer, that such financial statements present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and Holdings as at the end of such quarter and for such year-to-date period, as the case may be.

                    (ii) Annual Information. The Company agrees that so long as the Shares are outstanding, it will delivery to Investor as soon as practicable after the end of each fiscal year of the Company and Holdings, and in any event within 105 days thereafter, one copy of:

                         1.   an audited consolidated balance sheet
          of the Company and of Holdings as at the end of such year; and

                         2.   audited consolidated statements of
          income, shareholders' equity and cash flows of the Company and of Holdings for such year;

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all prepared in accordance with GAAP, and which audited financial statements shall be accompanied by an opinion thereon of the independent certified public accountants regularly retained by the Company and Holdings, or of any other firm of independent certified public accountants of recognized national standing selected by the Company.

          6. Covenants of Investor, Holdings and Brennan relating to Board Representation. Investor, Holdings and Brennan agree to use their best efforts to take such action as is necessary to provide that, if Investor has the right, pursuant to Section 6(b) of the terms of the Shares, to elect a director to the Board of Directors of the Company, Investor shall also have the right to elect, in accordance with the terms of such Section 6(b), one additional member to the board of directors of Holdings and the number of directors constituting the board of directors of Holdings shall be increased in order to provide one vacancy for such additional member, including, without limitation, amendments to that certain Stockholders Agreement dated as of June 17, 1988 among Holdings and certain of its stockholders, as amended and restated to date, and the by-laws of Holdings, to permit the foregoing.

          7.   Status of Dividends and Tax Indemnity

          (a) Reporting. The parties hereto intend that (i) the dividends paid for deemed paid (including any indemnification payments hereunder that may be so treated) with respect to the Shares ("Dividends") shall be treated as dividends for federal income tax purposes and (ii) Investor shall be entitled to the dividends received deduction under Section 243 (a) (1) of the Code and any dividends received deduction provided under any state or local income tax law in effect as of December 1, 1995 (the "Dividends Received Deduction") with respect to the Dividends. In accordance with such intent, Holdings and the Company agree that neither they nor any affiliate, directly or indirectly, will take any action or file any returns or other documents inconsistent with such intent and that they and each affiliate will file such returns, take such action, and execute such documents consistent with such intention as in Investor's view may be reasonable and necessary to facilitate the accomplishment of the parties' expressed intentions.

          (b) Indemnification. if at any time, for any reason or under any circumstances (including a change in law or the absence of sufficient "earning and profits") other than an act or failure to act of Investor, Investor loses the right to claim, does not claim (as the result of a good faith and reasonable determination based upon a written opinion of Investor's tax counsel, a copy of which shall be delivered to Holdings and the Company, that such claim is not properly allowable) or there shall be disallowed, all or any portion of the Dividends Received Deduction with respect to the Dividends (such events collectively referred to hereafter as a "Disallowance"), then Holdings and the Company jointly and severally agree to pay to Investor,

          (i) within 30 days following the Notice Date (as defined below), an amount which will on an After-Tax Basis (as defined below), taking into account any penalties, interest or additions to tax payable by virtue of the Disallowance, preserve (but not do more than preserve) the Net After-Tax Return (as defined below) with respect to the Dividends to which the Disallowance applies, and

          (ii) on each Dividend payment date (if any) following the Notice Date, an amount which will on an After-Tax Basis, taking into account any penalties, interest or additions to tax payable by virtue of the Disallowance, preserve (but not do more than preserve) the Net After-Tax Return with respect to the Dividends payable on such Dividend payment dates.

Nothing herein shall be construed to provide indemnity for taxes (including penalties, interest or additions to tax) to the extent such taxes (including penalties, interest or additions to tax) do not result from the Disallowance. Holdings and the Company further jointly and severally agree to reimburse Investor for all of its reasonable attorneys fees incurred in enforcing its rights to indemnification hereunder.

          (c) Cooperation and Examination. Holdings and the Company will cooperate with and support Investor, as Investor shall reasonably request, in any audit or other proceedings challenging or contesting Investor's entitlement to the Dividends Received Deduction with respect to the Dividends. In the event that Investor is notified formally of any audit, examination or proceeding by any taxing authority with respect to the availability of the Dividends Received Deduction with respect to the Dividends (the "Dividend Issue"), Investor will promptly notify Holdings and the Company of such audit, examination or proceeding.

Subject to the requirement that Investor shall proceed reasonably and in good faith and keep Holdings and the Company informed on matters relating to the Dividend Issue, Investor shall have exclusive control and responsibility to conduct any audit, examination, proceeding or litigation with respect to the Dividend Issue. Investor shall diligently pursue the Dividend Issue; provided, however, that Investor shall have sole discretion to compromise, settle or resolve the Dividend Issue.

          (d)  Additional Definitions.  For purposes of this
Section 7:

          (i) "Code" shall mean the Internal Revenue Code of 1986, as amended as of December 1, 1995.

          (ii) Amounts paid on an "After-Tax Basis" shall mean amounts which, when reduced by the increase (but only by the increase) in federal, state and local income taxes payable by the recipient with respect thereto, shall equal the amount in respect of which such amount is paid.

          (iii) The "Net After-Tax Return" (A) shall be determined both with respect to the Dividends and the proceeds from any disposition of the Shares ("Disposition"), including any sale, redemption or exchange of the Shares and any distribution that is deemed to be a sale or exchange under Section 301(c)(3) of the Code, (B) with respect to Dividends, shall be computed as if such Dividends were subject to federal, state and local income taxes at the highest marginal rates to which the recipient would be subject, such Dividends were treated as dividends within the meaning of Section 316(a) of the Code, and the Dividends Received Deduction was available with respect to such Dividends and (C) with respect to proceeds from any Disposition, shall be computed as if such proceeds were subject to federal, state and local income tax at the highest marginal rate applicable to such Disposition by the recipient. For this purpose, the highest marginal rates shall be determined without regard to the tax rate or tax benefit make-up or phase-out provisions of applicable law, such as the last two sentences of Section 11(b) of the Code.

          (iv) The "Notice Date" shall mean the date (or dates) on which Investor gives notice to Holdings and the Company of a Disallowance, which notice shall state the nature of the Disallowance and the claim for indemnity and shall provide a computation of the indemnity payable to Investor, but in no event more than 30 days prior to the earlier of (A) the payment of any additional federal, state or local income taxes (including any interest, penalties or additions to tax) as a result of such Disallowance, (B) the filing of a return or the acceptance of an audit report, closing agreement or other settlement or determination in which such Disallowance is reflected or (C) in the case that a Disallowance results from the fact that all or any portion of the Dividends constituted a distribution under Section 301(c)(2) of the Code, a sale or redemption of all or part of the Shares the basis of which was reduced as a result of the Disallowance.

          (e) Transferees. The rights of any indemnity provided in this Section 7 shall inure to the benefit of any transferee of all or a portion of the Shares that is a corporation entitled to claim the Dividends Received Deduction with respect to the Dividends, and shall be applied by substituting the name of such transferee in lieu of "Investor" wherever it appears in this Section.

          Section 8.  Exchange Option

          (a) For a period of 180 days after the date hereof, Investor shall have the option, upon written notice to Holdings and the Company, to cause Holdings to issue to Investor, preferred stock of Holdings with terms substantially identical to the Shares in the same stated amount of the Shares and with a maturity of six years and six months from the date of this Agreement (the "Exchange Preferred"), in exchange for the Shares.

          (b) If the proposed legislation to reduce the dividends received deduction referred to in President Clinton's Seven-Year Balanced Budget Proposal released December 7, 1995 or any similar legislation (the "Clinton Bill") is enacted into law by December 31, 1996, Holdings shall have the option for a period of 60 days after the date the Clinton Bill is so enacted, upon written notice to Investor, to issue to Investor the Exchange Preferred in exchange for the Shares.

          (c) If either Investor or Holdings elects to exercise their respective options referred to in Sections 8(a) or (b) above, Investor, Holdings, the Company and Brennan agree to use their best efforts to effect such exchange as soon as possible after the date of exercise. The provisions of this Section 8 shall apply to Investor and its successor and assigns. For purposes of Sections
5 and 7 of this Agreement, all references to "Shares" shall mean the shares of Series B Senior Preferred Stock of the Company, or, if the exchange referred to in this Section 8 occurs, the Exchange Preferred, and references therein to the Company shall also be deemed to refer to Holdings.

          9.   Amoco.

          If for any reason the acquisition by the Company or a subsidiary thereof of the stock of Amoco Enterprises, Inc. has not been consummated by the opening of business on January 2, 1996, the Company shall, on January 2, 1996, redeem the 1000 Shares purchased by Investor pursuant to subsection (i) of Section 1 of this Agreement for a purchase price equal to $98,250,000 plus accrued dividends thereon.

          10.  Miscellaneous.

          (a) Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:

          (i)  If to the Company, Holdings or Brennan, at:

               1 Montgomery Ward Plaza
               Chicago, Illinois  60671-0042
               Attention:  Spencer H. Heine
               Telecopy Number:  (312) 467-3064

          (ii) If to Investor, at:

               105 West Madison Street
               Suite 1600
               Chicago, Illinois  60602
               Attention:  Account Manager, Montgomery Ward
               Telecopy Number:  (312) 419-5992
or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited in the United States mail.

          (b) The Company shall reimburse Investor for all of its out-of-pocket expenses (including reasonable attorneys' fees) incurred by it in connection with this Agreement and the transactions contemplated hereby.

          (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles thereto relating to conflict of laws.

          (d) The rights and obligations of the Company, Holdings and Brennan under this agreement may not be assigned without the written consent of Investor. The rights and obligations of Investor hereunder may not be assigned without the consent of the Company, except as provided in Section 7(e), and except that there shall be no restriction on Investor's right to sell, assign or otherwise transfer the Shares, subject to compliance with Section 3(g) hereof.

          (e) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

          (f) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              GENERAL ELECTRIC CAPITAL CORPORATION


                              By:
                                   Name:  William Brasser
                                   Title: Duly Authorized Signatory


                              MONTGOMERY WARD & CO., INCORPORATED

                              By:
                                   Name:  John Workman
                                   Title: Executive Vice President
                                     and Chief Financial Officer


                              MONTGOMERY WARD HOLDING CORP.

                              By:
                                   Name:  John Workman
                                   Title: Executive Vice President
                                     and Chief Financial Officer





                              Bernard F. Brennan, solely as to
                              Sections 6 and 8 of this Agreement
                              and only for so long as he shall be
                              an "Affiliate" (as defined under the
                              Act) of the Company and Holdings,
                              provided that he shall be deemed an
                              Affiliate as long as he is a
                              director, and, in all events, he
                              agrees to vote all voting shares
                              that he is entitled to vote to
                              effectuate such sections.

                                SCHEDULE 1


1. Long Term Credit Agreement dated as of September 15, 1994 among the Company, various banks, The First National Bank of Chicago, as Documentary Agent, The Bank of Nova Scotia, as Administrative Agent, The Bank of New York, as Negotiated Loan Agent, and Bank of America National Trust and Savings Association, as Advisory Agent.

2. Short Term Credit Agreement dated as of September 15, 1994 among the Company, various banks, The First National Bank of Chicago, as Documentary Agent, The Bank of Nova Scotia, as Administrative Agent, The Bank of New York, as Negotiated Loan Agent, and Bank of America National Trust and Savings Association, as Advisory Agent.

3. Term Loan Agreement dated as of September 29, 1995 between the Company and The Industrial Bank of Japan, Limited, Chicago
     Branch.

4. Note Purchase Agreement dated as of July 11, 1995 between the Company and various institutional investors.

5. Note Purchase Agreement dated as of March 1, 1993 between the Company and various institutional investors.

6.   Purchase and Master Lease Agreement, dated as of March 15,
     1995, among Lessors referred to therein, the Company, Lechmere, Inc., and Sumitomo Bank Leasing and Finance, Inc., as agent for Lessors;

7.   Purchase and Master Lease Agreement, dated as of January 13,
     1995, among the Lessors referred to therein, the Company, Lechmere, Inc., and Credit Lyonnais, Chicago Branch, as agent for the Lessors.